Exhibit 10w
PERFORMANCE SHARE LONG TERM INCENTIVE AGREEMENT
This Agreement is entered into as of February __, 2022, between Northwest Natural Holding Company, an Oregon corporation (the “Company”), and ____________ (“Recipient”).
On February 23, 2022, the Organization and Executive Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) authorized a performance-based stock award (the “Award”) to Recipient pursuant to Section 6 of the Company’s Long Term Incentive Plan (the “Plan”). Recipient desires to accept the Award subject to the terms and conditions of this Agreement.
NOW, THEREFORE, the parties agree as follows:
1.Award. Subject to the terms and conditions of this Agreement, the Company shall issue or otherwise deliver to the Recipient the number of shares of Common Stock of the Company (the “Performance Shares”) determined under this Agreement based on (a) the performance of the Company during the three-year period from January 1, 2022 to December 31, 2024 (the “Award Period”) as described in Section 2 and (b) Recipient’s continued employment during the Award Period as described in Section 3. If the Company issues or otherwise delivers Performance Shares to Recipient, the Company shall also pay to Recipient the amount of cash determined under Section 4 (the “Dividend Equivalent Cash Award”). Recipient’s “Target Share Amount” for purposes of this Agreement is __________ shares.
2.Performance Conditions.
2.1Payout Factor. Subject to possible reduction under Section 3, the number of Performance Shares to be issued or otherwise delivered to Recipient shall be determined by multiplying the Payout Factor (as defined below) by the Target Share Amount. The “Payout Factor” shall be equal to (a) the TSR Modifier as determined under Section 2.2, multiplied by (b) the EPS Payout Factor as determined under Section 2.3 below; provided, however, that the Payout Factor shall not be greater than 200% and the Payout Factor shall be 0% if the ROIC Performance Threshold (as defined in Section 2.4 below) is not satisfied. Notwithstanding the foregoing, if a Change in Control (as defined in Section 3.7) occurs before the last day of the Award Period, the Payout Factor shall be 100%.
2.2TSR Modifier.
(a)The “TSR Modifier” shall be determined under the table below based on the TSR Percentile Rank (as defined below) of the Company:

TSR Percentile Rank	TSR Modifier

less than 25%	75%
25% to 75%	100%
more than 75%	125%

(b)To determine the Company’s “TSR Percentile Rank,” the TSR of the Company and each of the Peer Group Companies (as defined below) shall be calculated, and the Peer Group Companies shall be ranked based on their respective TSR’s from lowest to highest. If the Company’s TSR is equal to the TSR of any other Peer Group Company, the Company’s TSR Percentile Rank shall be equal to the number of Peer Group Companies with a lower TSR divided by the number that is one less than the total number of Peer Group Companies, with the resulting amount expressed as a percentage and rounded to the nearest tenth of a percentage point. If the Company’s TSR is between the TSRs of any two Peer Group
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Companies, the TSR Percentile Ranks of those two Peer Group Companies shall be determined as set forth in the preceding sentence, and the Company’s TSR Percentile Rank shall be interpolated as follows. The excess of the Company’s TSR over the TSR of the lower Peer Group Company shall be divided by the excess of the TSR of the higher Peer Group Company over the TSR of the lower Peer Group Company. The resulting fraction shall be multiplied by the difference between the TSR Percentile Ranks of the two Peer Group Companies. The product of that calculation shall be added to the TSR Percentile Rank of the lower Peer Group Company, and the resulting sum (rounded to the nearest tenth of a percentage point) shall be the Company’s TSR Percentile Rank. The intent of this definition of TSR Percentile Rank is to produce the same result as calculated using the PERCENTRANK function in Microsoft Excel to determine the rank of the Company’s TSR within the array consisting of the TSRs of the Peer Group Companies.
(c)The “Peer Group Companies” consist of those companies set forth on Exhibit A that continue to have publicly-traded common stock through December 31, 2024.
(d)The “TSR” for the Company and each Peer Group Company shall be calculated by (1) assuming that $100 is invested in the common stock of the company at a price equal to the average of the closing market prices of the stock for the period from October 1, 2021 to December 31, 2021, (2) assuming that for each dividend paid on the stock during the Award Period, the amount equal to the dividend paid on the assumed number of shares held is reinvested in additional shares at a price equal to the closing market price of the stock on the ex-dividend date for the dividend, and (3) determining the final dollar value of the total assumed number of shares based on the average of the closing market prices of the stock for the period from October 1, 2024 to December 31, 2024. The “TSR” shall then equal the amount determined by subtracting $100 from the foregoing final dollar value, dividing the result by 100 and expressing the resulting fraction as a percentage.
(e)If during the Award Period any Peer Group Company enters into an agreement pursuant to which all or substantially all of the stock or assets of the Peer Group Company will be acquired by a third party (a “Signed Acquisition”), and if the Signed Acquisition is not completed by the end of the Award Period, then that company shall not be a Peer Group Company. If a Signed Acquisition of a Peer Group Company is terminated (other than in connection with the execution of another Signed Acquisition) before the end of the Award Period, then that company shall remain a Peer Group Company, and the TSR for that Peer Group Company shall be calculated as provided in Section 2.2(d), except that if the announcement of the termination of the Signed Acquisition occurs during the last three months of the Award Period, for purposes of determining the final dollar value under clause (3) of Section 2.2(d), the three-month period for which closing market prices are averaged shall be shortened to exclude any trading days preceding the announcement of the termination of the Signed Acquisition.
2.3EPS Payout Factor.
(a)The “EPS Payout Factor” shall be determined under the table below based on the Cumulative EPS Achievement Percentage (as defined below) achieved by the Company for the Award Period:

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Cumulative EPS Achievement Percentage	EPS Payout Factor

less than 93%	0%
93%	40%
100%	100%
105% or more	185%

If the Company’s Cumulative EPS Achievement Percentage is between any two data points set forth in the first column of the above table, the EPS Payout Factor shall be interpolated as follows. The excess of the Company’s Cumulative EPS Achievement Percentage over the Cumulative EPS Achievement Percentage of the lower data point shall be divided by the excess of the Cumulative EPS Achievement Percentage of the higher data point over the Cumulative EPS Achievement Percentage of the lower data point. The resulting fraction shall be multiplied by the difference between the EPS Payout Factors in the above table corresponding to the two data points. The product of that calculation shall be rounded to the nearest hundredth of a percentage point and then added to the EPS Payout Factor in the above table corresponding to the lower data point, and the resulting sum shall be the EPS Payout Factor.
(b)The Company’s “Cumulative EPS Achievement Percentage” for the Award Period shall equal the Cumulative EPS (as defined below) divided by the Cumulative EPS Target (as defined below), expressed as a percentage and rounded to the nearest tenth of a percentage point.
(c)The Company’s “Cumulative EPS” for the Award Period shall equal the sum of the Company’s diluted earnings per share of common stock (“EPS”) for each of the three years in the Award Period. Subject to adjustment in accordance with Section 2.5 below, the Company’s diluted earnings per share of common stock for any year shall be as set forth in the audited consolidated financial statements of the Company and its subsidiaries for that year. After giving effect to any adjustments required by Section 2.5, the EPS for each year shall be rounded to the nearest penny.
(d)The Company’s “Cumulative EPS Target” for the Award Period shall equal the sum of the EPS targets approved by the Committee for each of the three years in the Award Period. The EPS target for the first year of the Award Period as approved by the Committee is $__. Within the first 90 days of the second year of the Award Period, the Committee shall approve the EPS target for that year. Within the first 90 days of the third year of the Award Period, the Committee shall approve the EPS target for that year.
2.4ROIC Performance Threshold.
(a)For purposes of this Agreement, the “ROIC Performance Threshold” shall be satisfied if the Company’s Average ROIC (as defined below) for the Award Period is greater than or equal to ___%.
(b)The Company’s “Average ROIC” for the Award Period shall equal the simple average of the Company’s ROIC (as defined below) for each of the three years in the Award Period, rounded to the nearest hundredth of a percentage point. The Company’s “ROIC” for any year shall be calculated by dividing the Company’s Adjusted Net Income (as defined below) for the year by the Company’s Average Long Term Capital (as defined below) for the year, and rounding the result to the nearest hundredth of a percentage point. Subject to adjustment in accordance with Section 2.5 below, the Company’s “Adjusted Net Income” for any

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year shall be equal to the Company’s net income for the year, increased by the Company’s interest expense, net for the year and reduced by the Company’s interest income (including net interest on deferred regulatory accounts) for the year, in each case as set forth in the Company’s Annual Report on Form 10-K for that year. “Average Long Term Capital” for any year shall mean the average of the Company’s Long Term Capital (as defined below) as of the last day of the year and the Company’s Long Term Capital as of the last day of the prior year. Subject to adjustment in accordance with Section 2.5 below, “Long Term Capital” as of any date shall equal the sum of the Company’s total shareholders’ equity as of that date and the Company’s long-term debt (including current maturities) as of that date, in each case as set forth on the audited consolidated balance sheet of the Company as of that date.
2.5EPS and ROIC Adjustments. The Committee may, at any time, approve adjustments to the calculation of Cumulative EPS and/or Average ROIC to take into account such unanticipated circumstances or significant, non-recurring or unplanned events as the Committee may determine in its sole discretion, and such adjustments may increase or decrease Cumulative EPS and/or Average ROIC. Possible circumstances that may be the basis for adjustments shall include, but not be limited to, any change in applicable accounting rules or principles; any gain or loss on the disposition of a business; impairment of assets; dilution caused by Board approved business acquisition; tax changes and tax impacts of other changes; changes in applicable laws and regulations; changes in rate case timing; changes in the Company’s structure; and any other circumstances outside of management’s control.
3.Employment Condition.
3.1Except as provided in Sections 3.2, 3.3 or 7.2, in order to receive a payout of Performance Shares, Recipient must be employed by the Company or any parent or subsidiary of the Company (the “Employer”) on the last day of the Award Period.
3.2If Recipient’s employment by the Employer is terminated at any time prior to the end of the Award Period because of death, physical disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986 (the “Code”)), or Retirement (unless such Retirement results from a termination of Recipient’s employment by the Employer for Cause), Recipient shall be entitled to receive a pro-rated award. The number of Performance Shares to be issued or otherwise delivered as a pro-rated award under this Section 3.2 shall be determined by multiplying the number of Performance Shares determined under Section 2 by a fraction, the numerator of which is the number of days Recipient was employed by Employer during the Award Period and the denominator of which is the number of days in the Award Period. If Recipient’s employment by the Employer terminates because of Retirement, death or physical disability and a Change in Control subsequently occurs before the end of the Award Period, the number of Performance Shares determined under Section 3.3 shall immediately be paid to Recipient. If a Change in Control occurs and Recipient’s employment by the Employer subsequently terminates before the end of the Award Period because of Retirement, death or physical disability, the number of Performance Shares determined under Section 3.3 shall immediately be paid to Recipient.
3.3CIC Acceleration.
(a)If Recipient is a party to a Change in Control Severance Agreement with the Company or a parent or subsidiary of the Company, Recipient shall immediately be paid a pro-rated award if Recipient becomes entitled to a Change in Control Severance Benefit (as defined below). The number of Performance Shares to be issued or otherwise delivered as a pro-rated award under this Section 3.3 shall be determined by multiplying the Target Share Amount by a fraction, the numerator of which is the number of days Recipient was employed by the Employer during the Award Period and the denominator of

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which is the number of days in the Award Period. A “Change in Control Severance Benefit” means the severance benefit provided for in Recipient’s Change in Control Severance Agreement with the Company or a parent or subsidiary of the Company; provided, however, that such severance benefit is a “Change in Control Severance Benefit” for purposes of this Agreement only if, under the terms of Recipient’s Change in Control Severance Agreement, Recipient becomes entitled to the severance benefit (i) after a Change in Control of the Company has occurred, (ii) because Recipient’s employment with the Employer has been terminated by Recipient for good reason in accordance with the terms and conditions of the Change in Control Severance Agreement or by the Employer other than for cause, and (iii) because Recipient has satisfied any other conditions or requirements specified in the Change in Control Severance Agreement and necessary for Recipient to become entitled to receive the severance benefit. For purposes of this Section 3.3(a), the terms “change in control,” “good reason,” “cause” and “disability” shall have the meanings set forth in Recipient’s Change in Control Severance Agreement.
(b)If Recipient is not a party to a Change in Control Severance Agreement with the Company or a parent or subsidiary of the Company, Recipient shall immediately be paid a pro-rated award in the amount stated in Section 3.3(a) if a Change in Control (as defined in Section 3.7 below) occurs and at any time after the earlier of Shareholder Approval (as defined in Section 3.8 below), if any, or the Change in Control and on or before the second anniversary of the Change in Control, (i) Recipient’s employment is terminated by the Employer (or its successor) without Cause (as defined in Section 3.6 below), or (b) Recipient’s employment is terminated by Recipient for Good Reason (as defined in Section 3.9 below).
3.4If Recipient’s employment by the Employer is terminated at any time prior to the end of the Award Period and Section 3.2, 3.3 or 7.2 does not apply to such termination, Recipient shall not be entitled to receive any Performance Shares.
3.5“Retirement” shall mean termination of employment (a) on or after the first anniversary of the date of this Agreement, and (b) after Recipient is (1) age 62 with at least five years of service as an employee of the Company or a parent or subsidiary of the Company, or (2) age 60 with age plus years of service (including fractions) as an employee of the Company or a parent or subsidiary of the Company totaling at least 70.
3.6“Cause” shall mean (a) the willful and continued failure by Recipient to perform substantially Recipient’s assigned duties with the Employer (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Recipient by the Employer which specifically identifies the manner in which Recipient has not substantially performed such duties, (b) willful commission by Recipient of an act of fraud or dishonesty resulting in economic or financial injury to the Company or Employer, (c) willful misconduct by Recipient that substantially impairs the business or reputation of the Company or Employer, or (d) willful gross negligence by Recipient in the performance of his or her duties.
3.7For purposes of this Agreement, a “Change in Control” of the Company shall mean the occurrence of any of the following events:
(a)The consummation of:
(1)    any consolidation, merger or plan of share exchange involving the Company (a “Merger”) as a result of which the holders of outstanding securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a

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parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger; or
(2)    any consolidation, merger, plan of share exchange or other transaction involving Northwest Natural Gas Company (“NW Natural”) as a result of which the Company does not continue to hold, directly or indirectly, at least 50% of the outstanding securities of NW Natural ordinarily having the right to vote for the election of directors; or
(3)    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company or NW Natural;
(b)At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or
(c)Any person (as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than the Company or any employee benefit plan sponsored by the Company or NW Natural) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of Voting Securities representing twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities.
3.8For purposes of this Agreement, “Shareholder Approval” shall be deemed to have occurred if the shareholders of the Company approve an agreement entered into by the Company, the consummation of which would result in the occurrence of a Change in Control.
3.9For purposes of this Agreement, “Good Reason” shall mean the occurrence after Shareholder Approval, if applicable, or the Change in Control, of any of the following circumstances, but only if (x) Recipient gives notice to Employer of Recipient’s intent to terminate employment for Good Reason within 30 days after the later of (1) notice to Recipient of such circumstances, or (2) the Change in Control, and (y) such circumstances are not fully corrected by the Employer within 90 days after Recipient’s notice:
(a)the assignment to Recipient of a different title, job or responsibilities that results in a decrease in the level of Recipient’s responsibility; provided that Good Reason shall not exist if Recipient continues to have the same or a greater general level of responsibility for the former Employer operations after the Change in Control as Recipient had prior to the Change in Control even though such responsibilities have necessarily changed due to the former Employer operations becoming a subsidiary or division of the surviving company;
(b)a reduction by the Employer in Recipient’s base salary as in effect immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control;
(c)the failure by Employer to continue in effect any employee benefit or incentive plan in which Recipient is participating immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control (or plans providing Recipient with at least substantially similar benefits) other than as a result of the normal expiration of any such plan in accordance with its terms as in effect immediately prior to the earlier of Shareholder

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Approval, if applicable, or the Change in Control, or the taking of any action, or the failure to act, by Employer which would adversely affect Recipient’s continued participation in any of such plans on at least as favorable a basis to Recipient as is the case immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control or which would materially reduce Recipient’s benefits in the future under any of such plans or deprive Recipient of any material benefit enjoyed by Recipient immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control;
(d)the failure by the Employer to provide and credit Recipient with the number of paid vacation days to which Recipient is then entitled in accordance with the Employer’s normal vacation policy as in effect immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control; or
(e)the Employer’s requiring Recipient to be based more than 30 miles from where Recipient’s office is located immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control except for required travel on the Employer’s business to an extent substantially consistent with the business travel obligations which Recipient undertook on behalf of the Employer prior to the earlier of Shareholder Approval, if applicable, or the Change in Control.
4.Dividend Equivalent Cash Award. The amount of the Dividend Equivalent Cash Award shall be determined by multiplying the number of Performance Shares deliverable to Recipient as determined under Sections 2 and 3 by the total amount of dividends paid per share of the Company’s Common Stock for which the dividend record date occurred after the beginning of the Award Period and before the date of delivery of the Performance Shares.
5.Certification and Payment. At the regularly scheduled meeting of the Committee held in February of the year immediately following the final year of the Award Period (the “Certification Meeting”), the Committee shall review the Company’s results for the Award Period. Prior to the Certification Meeting, the Company shall calculate the number of Performance Shares deliverable and the amount of the Dividend Equivalent Cash Award payable to Recipient, and shall submit these calculations to the Committee. At or prior to the Certification Meeting, the Committee shall certify in writing (which may consist of approved minutes of the Certification Meeting) the number of Performance Shares deliverable to Recipient and the amount of the Dividend Equivalent Cash Award payable to Recipient. Subject to applicable tax withholding, the amounts so certified shall be delivered or paid (as applicable) on a date (the “Payment Date”) that is the later of March 1, 2025 or five business days following the Certification Meeting, and no amounts shall be delivered or paid prior to certification. No fractional shares shall be delivered and the number of Performance Shares deliverable shall be rounded to the nearest whole share. Notwithstanding the foregoing, if Recipient shall have made a valid election to defer receipt of Performance Shares or the Dividend Equivalent Cash Award pursuant to the terms of Northwest Natural’s Deferred Compensation Plan for Directors and Executives (the “DCP”), payment of the award shall be made in accordance with that election.
6.Tax Withholding. Recipient acknowledges that, on the Payment Date when the Performance Shares are issued or otherwise delivered to Recipient, the Value (as defined below) on that date of the Performance Shares (as well as the amount of the Dividend Equivalent Cash Award) will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Employer will be required to withhold taxes on these income amounts. To satisfy the required withholding amount, the Employer shall first withhold all or part of the Dividend Equivalent Cash Award, and if that is insufficient, the Employer shall withhold the number of Performance Shares having a Value equal to the remaining withholding amount. For purposes of this Section 6, the “Value” of a Performance Share shall be equal to the closing market price for Company Common Stock on the last trading day preceding the Payment Date.

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Notwithstanding the foregoing, Recipient may elect not to have Performance Shares withheld to cover taxes by giving notice to the Company in writing prior to the Payment Date, in which case the Performance Shares shall be issued or acquired in the Recipient’s name on the Payment Date thereby triggering the tax consequences, but the Company shall retain the certificate for the Performance Shares as security until Recipient shall have paid to the Company in cash any required tax withholding not covered by withholding of the Dividend Equivalent Cash Award.
7.Sale of the Company. If there shall occur before the Payment Date a merger, consolidation or plan of exchange involving the Company pursuant to which the outstanding shares of Common Stock of the Company are converted into cash or other stock, securities or property, or a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company (either, a “Company Sale”), then either:
7.1the unvested Performance Shares shall be converted into restricted stock units for stock of the surviving or acquiring corporation in the applicable transaction, with the amount and type of shares subject thereto to be conclusively determined by the Committee, taking into account the relative values of the companies involved in the applicable transaction and the exchange rate, if any, used in determining shares of the surviving corporation to be held by the former holders of the Company’s Common Stock following the applicable transaction, and disregarding fractional shares; or
7.2a pro-rated number of Performance Shares and the related dividend equivalent cash payment shall be delivered simultaneously with the closing of the applicable transaction such that Recipient will participate as a shareholder in receiving proceeds from such transaction with respect to those shares. The number of Performance Shares to be delivered as a pro-rated award under this Section 7.2 shall be determined by multiplying the Target Share Amount by a fraction, the numerator of which is the number of days of the Award Period elapsed prior to the closing of the transaction and the denominator of which is the number of days in the Award Period.
8.Changes in Capital Structure. If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares or dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Committee in the number and kind of shares subject to this Agreement so that the Recipient’s proportionate interest before and after the occurrence of the event is maintained.
9.Recoupment On Misconduct.
9.1If at any time before a Change in Control and within three years after the Payment Date, the Committee determines that Recipient engaged in any Misconduct (as defined below) during the Award Period that contributed to an obligation to restate the Company’s financial statements for any quarter or year in the Award Period or that otherwise has had (or will have when publicly disclosed) an adverse impact on the Company’s common stock price, Recipient shall repay to the Company the Excess LTIP Compensation (as defined below). The term “Excess LTIP Compensation” means the excess of (a) the number of Performance Shares and the amount of the Dividend Equivalent Cash Award as originally calculated and certified under Section 5 of this Agreement, over (b) the number of Performance Shares and the amount of the Dividend Equivalent Cash Award as recalculated (1) for the TSR Modifier, assuming that the average of the closing market prices of the Company’s common stock for the period from October 1, 2024 to December 31, 2024 was an amount determined appropriate by the Committee in its discretion to reflect what the Company’s common stock price would have been if the restatement had occurred or other Misconduct had been disclosed prior to October 1, 2024, and

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(2) for the EPS Payout Factor and the ROIC Performance Threshold, based on the Company’s financial statements for all years of the Award Period as restated. The Committee may, in its sole discretion, reduce the amount of Excess LTIP Compensation to be repaid by Recipient to take into account the tax consequences of such repayment or any other factors. If any Performance Shares included in the Excess LTIP Compensation are sold by Recipient prior to the Company’s demand for repayment (including any shares withheld for taxes under Section 6 of this Agreement), Recipient shall repay to the Company 100% of the proceeds of such sale or sales. The return of Excess LTIP Compensation is in addition to and separate from any other relief available to the Company due to Recipient’s Misconduct.
9.2“Misconduct” shall mean (a) willful commission by Recipient of an act of fraud or dishonesty resulting in economic or financial injury to the Company, (b) willful misconduct by Recipient that substantially impairs the Company’s business or reputation, or (c) willful gross negligence by Recipient in the performance of his or her duties.
9.3If any portion of the Performance Shares or the Dividend Equivalent Cash Award was deferred under the DCP, the Excess LTIP Compensation shall first be recovered by canceling all or a portion of the amounts so deferred under the DCP and any dividends or other earnings credited under the DCP with respect to such cancelled amounts. The Company may seek direct repayment from Recipient of any Excess LTIP Compensation not so recovered and may, to the extent permitted by applicable law, offset such Excess LTIP Compensation against any compensation or other amounts owed by the Company to Recipient. In particular, Excess LTIP Compensation may be recovered by offset against the after-tax proceeds of deferred compensation payouts under the DCP, Northwest Natural’s Executive Supplemental Retirement Income Plan or Northwest Natural’s Supplemental Executive Retirement Plan at the times such deferred compensation payouts occur under the terms of those plans. Excess LTIP Compensation that remains unpaid for more than 60 days after demand by the Company shall accrue interest at the rate used from time to time for crediting interest under the DCP.
10.Approvals. The obligations of the Company under this Agreement are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the award under this Agreement. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under this Agreement if such issuance or delivery would violate applicable state or federal law.
11.No Right to Employment. Nothing contained in this Agreement shall confer upon Recipient any right to be employed by the Employer or to continue to provide services to the Employer or to interfere in any way with the right of the Employer to terminate Recipient’s services at any time for any reason, with or without cause.
12.Miscellaneous.
12.1Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof and may be amended only by written agreement between the Company and Recipient.
12.2Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States Mail as registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, Attention: Corporate Secretary, at its principal executive offices, or to Employer, Attention: Corporate Secretary, at its principal

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executive offices, or to Recipient at the address of Recipient in the Company’s records, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.
12.3Assignment; Rights and Benefits. Recipient shall not assign this Agreement or any rights hereunder to any other party or parties without the prior written consent of the Company. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the foregoing restriction on assignment, be binding upon Recipient’s heirs, executors, administrators, successors and assigns.
12.4Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.
12.5Applicable Law; Attorneys’ Fees. The terms and conditions of this Agreement shall be governed by the laws of the State of Oregon. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.
12.6Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
NORTHWEST NATURAL HOLDING COMPANY

By

Title

RECIPIENT

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EXHIBIT A
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NorthWestern Corporation
Unitil Corporation

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